Exhibit 10.2

Director Agreement

TAILORED BRANDS, INC.

2016 LONG-TERM INCENTIVE PLAN

DEFERRED STOCK UNIT AWARD AGREEMENT

Tailored Brands, Inc., a Texas corporation (the “Company”), hereby grants to the director of the Company named herein (the “Director”) the following Deferred Stock Units Award (“Deferred Stock Units”) pursuant to the terms and conditions of the Tailored Brands, Inc. 2016 Long-Term Incentive Plan (the “Plan”), and this Deferred Stock Unit Award Agreement (this “Award Agreement”).

1. Name of Director:	[ • ]
2. Grant Date:	[ • ] , 20[ • ] (the “Grant Date”)
3. Period of Restriction:	The period commencing on the Grant Date and ending on the date that is one year after the Grant Date (the “Period of Restriction”).
4. Deferred Stock Units Granted:	[ • ]
5. Vesting:

Except as otherwise provided in this Award Agreement, the Deferred Stock Units will vest on the last day of the Period of Restriction; provided that the Director continues to be a member of the Board on such date.  If the Director ceases to be a member of the Board for any reason before the last day of the Period of Restriction, then all Deferred Stock Units granted under this Award Agreement will be forfeited as of the date on which the Director ceases to be a member of the Board.

6. Death, Disability or Non-Re-Election:

Notwithstanding the provisions of Section 5 of this Award Agreement, if, before the end of the Period of Restriction, the Director’s membership on the Board terminates by reason of  (a) the Director’s death or Disability, or (b) on the date of the next annual shareholders’ meeting, the Director fails to stand for re-election or is not re-elected by the Company’s shareholders (provided, the Director has served his or her entire current term), then the Deferred Stock Units granted under this Award Agreement will vest on the date of the Director’s death, Disability or failure to be re-elected.

7. Change in Control:

Notwithstanding the provisions of Section 5 of this Award Agreement, if the Director is a member of the Board upon the occurrence of a Change in Control, then the Deferred Stock Units granted under this Award Agreement will vest on the date of the Change in Control.

8. Settlement:

Except as otherwise provided herein, at the time that any of the  Deferred Stock Units vest pursuant to Section 5 or any other section of this Award Agreement, the Director (or, in the event of the Director’s death, the Director’s beneficiary) will receive one (1) share of Stock for each  Deferred Stock Unit that vests.   Deferred Stock Units settled under this Award Agreement are intended to be exempt from Section 409A under the exemption for short term deferrals.  Accordingly, Deferred Stock Units will be settled in shares of Stock no later than the 15th day of the third month following the end of the fiscal year of the Company (or if later the calendar year) in which the Deferred Stock Units vest.

9. Deferral of Settlement:

Notwithstanding the provisions of Section 8 of the Award Agreement, the Director may defer settlement of all or a portion of the Deferred Stock Units granted under this Award Agreement by completing a deferral election form.  To be effective, the deferral election form must be in writing (including through email transmission) and completed no later than the December 31st of the calendar year immediately preceding the Grant Date. Any timely completed deferral election form shall be incorporated into and made a part of this Award Agreement.

If the Director timely completes a deferral election form, any vested Deferred Stock Units that the Director elects to defer settlement pursuant to the preceding paragraph of this Section 9 shall be settled in the manner described in Section 8 of this Award Agreement on the earliest to occur of: (a) the anniversary of the date on which the Deferred Stock Units vested under Section 5 of this Award Agreement in the calendar year designated by the Director in his or her deferral election form; (b) the date of the Director’s death; (c) the date of the Director’s Disability; (d) the date on which the Director’s membership on the Board terminates; or (e) the occurrence of a Change in Control.

10. Dividend Equivalent Payments:

If, during the period beginning on the Grant Date and ending on the date on which any Deferred Stock Units are to be settled pursuant to the applicable provisions of this Award Agreement (the “Applicable Dividend Period”), the Company pays any dividends in cash, securities (other than shares of Stock) or other property with respect to the outstanding shares of Stock (a “non-Stock Dividend”), then, upon the settlement of vested Deferred Stock Units, the Director shall also be entitled to receive a payment in cash, securities or property, respectively, in an amount equal to the product of (a) the number of shares of Stock to be issued upon such settlement of the Deferred Stock Units; and (b) the aggregate amount of the non-Stock Dividends paid per share of Stock during the Applicable Dividend Period (the “Dividend Equivalents”).  Such Dividend Equivalents will be payable by the Company at the same time as the Deferred Stock Units to which they relate are settled pursuant to the applicable provisions of this Award Agreement.

If during the Applicable Dividend Period the Company pays any dividends in shares of Stock with respect to the outstanding shares of Stock, then, the Company will increase the number of Deferred Stock Units granted hereunder by an amount equal to the product of (a) the number of shares of Stock to be issued in exchange for the then outstanding Deferred Stock Units; and (b)  the number of shares of Stock paid by the Company per share of Stock (collectively, the “Stock Dividend Deferred Stock Units”).  Each Stock Dividend Deferred Stock Unit will be subject to the same terms and conditions applicable to the Deferred Stock Unit for which such Stock Dividend Deferred Stock Unit was awarded and will be settled pursuant to the applicable provisions of this Award Agreement at the same time and on the same basis as such Deferred Stock Unit.

11. Conditions

The Company’s obligation to deliver shares of Stock upon the settlement of a vested Deferred Stock Unit is subject to the satisfaction of the following conditions: (a) no preliminary or permanent injunction or other order against the delivery of the shares of Stock issued by a federal or state court of competent jurisdiction in the United States shall be in effect; and (b) there shall not be in effect any federal or state law, rule or regulation which prevents or delays delivery of the shares of Stock or payment, as appropriate.

12. Shareholder Rights:

Except as otherwise provided in this Award Agreement, the Director shall have none of the rights of a shareholder with respect to the shares of Stock underlying the Deferred Stock Units, until the Director becomes the recordholder of the shares of Stock underlying the Deferred Stock Units.

13. Effect of Plan:

The Deferred Stock Units are subject in all cases to the terms and conditions set forth in the Plan, which are incorporated into and made a part of this Award Agreement.  In the event of a conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan will govern.  All capitalized terms that are used in this Award Agreement but are not defined in this Award Agreement shall have the meanings ascribed to such terms in the Plan.

14. Acknowledgment:	By receipt of this Award, the Director acknowledges and agrees that the Deferred Stock Units are subject to all of the terms and conditions of the Plan and this Award Agreement.